Media Contact:
Dana M. Harris
Napster
310-281-5000
dana.harris@napster.com

Investor Contacts:
Alex Wellins or Jennifer Jarman
The Blueshirt Group, for Napster
(415) 217-7722
alex@blueshirtgroup.com; jennifer@blueshirtgroup.com

NAPSTER REPORTS RECORD SALES OF $28.4 MILLION IN THE THIRD QUARTER; EXPECTS TO END FISCAL YEAR AT RECORD SUBSCRIBER LEVELS

LOS ANGELES, Calif. - February 8, 2007 - Napster (Nasdaq: NAPS) today reported financial results for its fiscal third quarter ended December 31, 2006.

Net revenue for the third quarter of fiscal 2007 was a record $28.4 million, up 21% from $23.5 million in the third quarter of fiscal 2006. Net revenue for the third quarter of 2007 includes $2.4 million of non-recurring revenue, including prepaid card breakage, with no associated cost of revenue. Net loss for the third quarter of fiscal 2007 was $9.5 million, or $0.22 per basic and diluted share, compared to net loss of $17.0 million, or $0.40 per basic and diluted share, in the third quarter of fiscal 2006.

“Napster’s third quarter delivered record revenue, strong subscriber growth and a dynamic and highly successful launch of Napster Japan,” said Chris Gorog, Napster’s chairman and chief executive officer. “We are very pleased with our strategic acquisition of AOL’s music subscription business which should increase our subscriber base by more than 50 percent when AOL’s subscribers are transitioned to Napster in late March. We also expect a healthy funnel of additional new subscribers as Napster becomes AOL’s exclusive music subscription provider going forward. Our partnerships with wireless carriers now give us access to over 140 million consumers and the opportunity to attach to the growing global ecosystem of Windows-based music enabled cell phones. We believe Napster is one of the best-positioned companies in digital music to take advantage of this new phenomenon.”

Napster’s total worldwide paid subscriber base, including university and Japanese subscribers, increased by approximately 48,000 to 566,000 as of December 31, 2006.

Napster ended the third fiscal quarter with a total of $80.9 million of cash, cash equivalents and short-term investments.

Corporate Highlights

The Company also announced today that it has appointed Ross Levinsohn to its Board of Directors.  Levinsohn brings more than 15 years of Internet and media experience to Napster's Board.  Most recently Levinsohn was President of News Corporation’s Fox Interactive Media (FIM) where he led FIM’s acquisitions of Intermix, MySpace.com, Scout.com, IGN and six other companies.  Prior to joining Fox, Levinsohn held senior executive positions at leading Internet properties including AltaVista and CBS Sportsline.

Additionally, Napster recently:

•
Announced the launch of Napster Mobile on au/KDDI, the second largest mobile network in Japan with over 20 million mobile phone subscribers. Napster had previously announced the launch of Napster Mobile on iMode, NTT DoCoMo's mobile Internet platform, the largest mobile network in Japan.

•
Announced it will become the exclusive music subscription provider integrated into AOL Music, replacing AOL Music Now(R). AOL’s more than 350,000 music subscribers have been offered a switch to Napster, and the migration of AOL music subscribers is expected to be completed by March 31, 2007.

•	Reported that its subscribers downloaded 500 million songs and over 700 million music streams in calendar 2006.

•
Partnered with Virgin Digital to exclusively market Napster to Virgin Digital's customers in the U.S. currently using Virgin's paid music subscription service and paid and free Internet radio products.

•	Announced that Napster Mobile celebrated its first European launch debuting on Telefonica's O2 mobile network in Ireland.

Business Outlook
“Revenue is expected to be in excess of $26 million in the fourth fiscal quarter, and we expect operating expenses to decline on a sequential basis.  Looking ahead, the expected addition of several hundred thousand subscribers migrating from AOL will result in record subscriber levels at the end of our fiscal year. We will see the revenue impact of the new subscriber influx when we report our June quarter, as the migration of the majority of AOL subscribers is expected to occur very late in the March quarter," said Nand Gangwani, Napster’s chief financial officer.

Conference Call Information
The Napster third-quarter teleconference and webcast is scheduled to begin at 2:00 p.m. PST on Thursday, February 8, 2007. To participate on the live call, analysts and investors should dial 800-218-0713 at least ten minutes prior to the call. Napster will also offer a live and archived webcast of the conference call, accessible from the "Investor Relations" section of the company’s Web site at http://investor.napster.com.

About Napster
Napster, the pioneer of digital music, offers the ultimate interactive music experience. With an expanding roster of offerings including free, Web-based music listening and sharing, subscription and portable subscription services, and an advanced mobile music platform, Napster creates better ways to discover, share, acquire and enjoy music - anytime, anywhere. Napster is headquartered in Los Angeles, with offices in Frankfurt, London, New York, San Diego, San Jose and Tokyo.

Safe Harbor Statement
Except for historical information, the matters discussed in this press release, in particular matters related to future revenue and operating expenses; increases in subscriber levels; the global ecosystem of Windows-based, music-enabled cellular phones; and our relationships with AOL and with wireless carriers and cellular phone manufacturers are forward-looking statements that are subject to certain risks and uncertainties such as decreased demand for our products and services; failure of our products to interoperate with the hardware products of our customers; intense competition; failure to maintain relationships with strategic partners; and general economic conditions; that could cause actual results to differ materially from those projected. Additional information on these and other factors are contained in Napster's reports filed with the Securities and Exchange Commission (SEC), including the Company's Quarterly Report on Form 10-Q as filed with the SEC on February 8, 2007, copies of which are available at the website maintained by the SEC at http://www.sec.gov. Napster assumes no obligation to update the forward-looking statements included in this press release.

Copyright © 2007 Napster, LLC. All rights reserved. Napster and Napster Mobile are either trademarks or registered trademarks of Napster, Inc. or its subsidiaries in the United States and/or other countries. All other trademarks are owned by their respective owners.

NAPSTER, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)
(unaudited)

	As of
	December 31, 2006	March 31, 2006
ASSETS
Current assets:
Cash and cash equivalents	$33,131	$46,812
Short-term investments	47,774	49,812
Foreign currency conversion in transit	—	7,545
Accounts receivable, net of allowance for doubtful accounts of $14 at December 31, 2006 and $7 at March 31, 2006	2,210	1,042
Prepaid expenses and other current assets	3,829	6,182
Total current assets	86,944	111,393
Property and equipment, net	5,178	7,012
Goodwill	34,658	34,658
Investment in unconsolidated entity	-	2,203
Other assets	192	275
Total assets	$126,972	$155,541

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$2,434	$3,279
Income taxes payable	3,436	4,139
Accrued liabilities	19,827	16,745
Deferred revenues	7,316	12,824
Total current liabilities	33,013	36,987
Long-term liabilities
Deferred income taxes	3,317	2,622
Other long-term liabilities	107	159
Total liabilities	36,437	39,768

Stockholders' equity:
Common stock, $0.001 par value; Authorized: 100,000 shares; Issued and Outstanding: 44,926 shares at December 31, 2006 and 43,826 shares at March 31, 2006	45	44
Additional paid-in capital	260,125	260,198
Deferred stock-based compensation	—	(2,934)
Accumulated deficit	(169,698)	(141,368)
Accumulated other comprehensive income (loss)	63	(167)
Total stockholders' equity	90,535	115,773
Total liabilities and stockholders' equity	$126,972	$155,541

NAPSTER, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2006	2005	2006	2005

Revenues:
Service	$28,030	$22,766	$81,436	$64,553
Product and license	342	766	512	3,359
Total revenues	28,372	23,532	81,948	67,912

Cost of revenues:
Service (1)	18,527	16,253	55,846	45,880
Product and license	1,302	974	1,631	4,039
Total cost of revenues	19,829	17,227	57,477	49,919

Gross margin	8,543	6,305	24,471	17,993

Service gross margin %	34%	29%	31%	29%
Product and license gross margin %	(281)%	(27)%	(219)%	(20)%
Gross margin %	30%	27%	30%	26%

Operating expenses:
Research and development (1)	2,888	3,803	8,122	10,214
Sales and marketing (1)	9,173	15,449	28,170	42,112
General and administrative (1)	5,952	5,007	17,652	15,994
Amortization of intangible assets	-	316	-	1,264
Total operating expenses	18,013	24,575	53,944	69,584

Loss from operations	(9,470)	(18,270)	(29,473)	(51,591)

Other income, net	930	1,617	3,338	1,948

Loss before income tax provision	(8,540)	(16,653)	(26,135)	(49,643)
Income tax provision	(409)	(291)	(966)	(839)
Loss from unconsolidated entity	(1,323)	(63)	(1,991)	(63)

Loss from continuing operations, after income taxes	(10,272)	(17,007)	(29,092)	(50,545)
Income from discontinued operations, net of tax effect	762	-	762	-

Net loss	$(9,510)	$(17,007)	$(28,330)	$(50,545)

Basic and diluted net loss per share:
Loss per share from continuing operations	$(0.24)	$(0.40)	$(0.67)	$(1.18)
Income per share from discontinued operations	$0.02	$-	$0.02	$-
Basic and diluted net loss per share	$(0.22)	$(0.40)	$(0.65)	$(1.18)

Weighted average shares used in computing net loss per share
Basic and diluted	43,217	42,994	43,170	42,977
_______________
(1) Amounts reported include stock-based compensation expense as follows:
Cost of revenues	$11	$3	$27	$7
Research and development	205	71	573	166
Sales and marketing	115	13	373	51
General and administrative	617	183	1,928	469
	$948	$270	$2,901	$693